Exhibit 2.5

                           NUTRISYSTEM DIRECT, L.L.C.

                               OPERATING AGREEMENT


     This Operating Agreement (this "Agreement") is made as of September 30, 1999, by nutrisystem.com inc., a Delaware corporation with its principal place of business at 202 Welsh Road, Horsham, Pennsylvania 19044 (the "Member").

                                    RECITALS:

     WHEREAS, NutriSystem Direct, L.L.C. (the "Company") was formed as a limited liability company on February 6, 1998 under the Pennsylvania Limited Liability Company Law of 1994; and

     WHEREAS, the initial members of the Company (the "Former Members") consisted of HPF Holdings, Inc., Brian D. Haveson, Joseph Boileau, Kathleen Simone, Deborah Gallen and Frederick C. Tecce; and

     WHEREAS, pursuant to a Stock Exchange and Purchase Agreement dated August 16, 1999 among the Former Members and the Member (as successor to Ansama Corp., a Nevada corporation), the Former Members have assigned to the Member 100% of the Interests in the Company; and

     WHEREAS, the Member is now the sole member of the Company; and

     WHEREAS, the Member wishes, by this Agreement, to provide for the administration of the business and affairs of the Company and the rights and obligations of the Member with respect thereto;

     NOW, THEREFORE, in consideration of the premises and covenants herein contained and intending to be legally bound hereby, the Member hereby agrees as follows:

     1. Definitions. For purposes of this Agreement, the following terms shall have the following definitions:

          "Act" means the Pennsylvania Limited Liability Company Law of 1994, 15 P.S. '8901, et seq.

          "Capital" means the sum of all of the money and other property contributed to the Company by the Member and the Former Members as Capital Contributions from time to time.


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          "Capital Contribution" means each initial and subsequent contribution to the Capital of the Company.

          "Certificate" means the Certificate of Organization of the Company filed with the Department of State of the Commonwealth of Pennsylvania, as amended from time to time.

          "Distributable Cash" means, for any fiscal year, the total cash gross receipts of the Company from all sources during such year less (i) any reserves established by action of the Member, (ii) payments of interest and principal on any liabilities of the Company and (iii) the expenditures incurred by the Company during such year other than those paid out of reserves previously established pursuant to clause (i) hereof.

          "Interest in the Company" means the Member's percentage ownership interest in the Company.

          "Transfer" means any and all types of transfers including, but not limited to, any sale, conveyance, assignment, disposition, distribution, encumbrance, pledge, mortgage, hypothecation or gift.

     2. Name. The name of the Company shall be "NutriSystem Direct, L.L.C." and all business of the Company shall be conducted under that name or such fictitious names as may be designated by the Member from time to time.

     3. Registered Office. The registered office and the principal place of business of the Company shall be maintained at 202 Welsh Road, Horsham, Pennsylvania 19044. The Company may from time to time change such registered office and principal place of business with the consent of the Member. The Member agrees to execute and deliver all necessary documents in connection with the registration of the Company in all jurisdictions requiring such registration.

     4. Purposes. The purposes of the Company are to engage in the provision of weight loss services and products and all other lawful activities incidental or related thereto.

     5. Term; Fiscal Year. The Company shall continue until terminated in accordance with this Agreement. The fiscal year of the Company shall end on December 31.

     6. Member and its Interest.

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          (a) Member. The Member is the sole member of the Company and owns a
100% Interest in the Company.

          (b) Capital Contribution. Based upon Capital Contributions made to the Company by the Former Members, which have been assigned to the Member, the aggregate Capital Contribution of the Member as of the date of this Agreement is $100,000. The Member shall not be entitled to receive any interest on any Capital Contribution. The Member shall not be obligated to make any additional Capital Contribution to the Company; provided, however, that this Agreement shall be amended from time to time to reflect any additional Capital Contributions made by the Member to the Company.

     7. Allocation of Profits and Losses and Cash Distributions.

          (a) Profits and Losses. All income, expenses, deductions, profits and losses of the Company for both book and tax purposes shall be allocated to the Member.

          (b) Cash Distributions. Distributable Cash shall be distributed to the Member annually based upon actual amounts available, unless waived by the Member in whole or in part.

     8. Management of the Company.

          (a) General Management. Management and control of the operations of the Company and all decisions with respect to the Company's affairs shall rest exclusively with the Member.

          (b) Conduct of Company Affairs by the Member. The Member shall have the right to act for and on behalf of the Company. Without limiting the generality of any of the foregoing provisions of this Section 8(b), the Member shall have the authority to perform the following acts:

               (i) monitor, supervise, manage and control the business activities of the Company and its employees;

               (ii) open, maintain and close bank accounts and draw checks, drafts or orders for the payment of money;

               (iii) receive, dispose of and deal in all checks, money and other personal property of the Company;

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               (iv) employ or retain employees, engineers, consultants,
attorneys, accountants and agents and terminate such employment;

               (v) maintain one or more offices and, in connection therewith, rent or acquire office space and do such other acts as may be necessary or appropriate in connection with the maintenance of such offices;

               (vi) expend the capital and revenues of the Company in furtherance of the Company's business;

               (vii) enter into agreements and contracts with third parties, terminate such agreements, and institute, defend and settle litigation arising therefrom, and give receipts, releases and discharges with respect to all of the foregoing and any matters incident or related thereto;

               (viii) borrow money and issue guaranties and evidences of indebtedness;

               (ix) purchase, lease or otherwise acquire all or substantially all of the properties, assets, stock or other equity interests of another entity;

               (x) maintain at the expense of the Company such insurance coverage as the Member shall determine for workers' compensation, comprehensive general liability, product liability, property liability and professional liability, if available, and any and all other insurance necessary or appropriate to the business of the Company;

               (xi) acquire by purchase, lease or otherwise any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

               (xii) determine the accounting methods and conventions to be used in the preparation of the Company's financial statements and tax returns and make any and all elections under the tax laws of the United States, the several states and other relevant jurisdictions as to the treatment of the Company's income, expenses, deductions, profits and losses and any other method or procedure relating to the preparation of the Company's financial statements and tax returns; and

               (xiii) engage in any kind of activity and perform and carry out contracts of any kind necessary to, or in connection with, or incidental to the accomplishment of the purposes of the Company.

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          (c) Indemnification of the Member. The Company shall indemnify and hold harmless the Member from all liabilities, losses, costs, expenses and damages including, without limitation, reasonable attorneys' fees, and for judgments and amounts paid in settlement of any action, suit or proceeding or arising from any threatened, pending, settled or completed action, suit or proceeding in which the Member is or was a party or threatened to be made a party arising from or relating to the Company; provided that the Member's act or omission was not the result of willful misconduct or recklessness on the part of the Member. The foregoing right of indemnification shall be in addition to any other rights to which the Member may otherwise be entitled and shall inure to the benefit of the successors and assigns of the Member.

          (d) Dealings with the Member and its Affiliates. The Company may employ, appoint, contract or otherwise deal with the Member and any person or entity affiliated with or related to the Member without restriction and without any effect on the validity of such dealings.

     9. Liabilities and Rights of Member. Notwithstanding anything to the contrary contained herein, the liability of the Member for the debts, obligations and expenses of the Company shall in no event exceed the aggregate amount of its Capital Contributions to the Company, except as otherwise required by law.

     10. Banking; Books and Records.

          (a) Banking. All funds of the Company shall be deposited and kept in its name in such Company bank account or accounts as shall be designated by the Member. All withdrawals therefrom shall be made upon checks or drafts signed by the Member or employees of the Company duly authorized by the Member pursuant to
Section 8(b) hereof.

          (b) Books and Records. The Member shall be responsible for overseeing the maintenance of the Company's books and records. The Company's books and records shall at all times be maintained in the principal office or such other office as the Member shall designate for such purpose, and shall be open to the inspection and examination at reasonable times by the Member or its duly authorized representatives.

     11. Transfer of Interests.

          (a) Transfers by the Member. The Member may transfer all, or any portion of, its Interest in the Company or rights in its Interest in the Company to one or more successors.

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          (b) Admission of Members. Additional Members may be admitted to the
Company upon the approval of the Member. No prospective Member may be admitted to the Company until such prospective Member shall execute a joinder to this Agreement in form and substance satisfactory to the Company, whereby the additional Member agrees to be bound by all of the terms and conditions of this Agreement then in effect. Upon the admission of each additional Member, the Interest in the Company of such additional Member shall be as specified at the time such new Member shall be admitted, the Interests in the Company of all other Members of the Company shall be proportionately reduced and this Agreement shall be amended to reflect the Capital Contributions and respective Interests in the Company of the Members as so changed.

     12. Termination and Liquidation.

          (a) Termination. The existence of the Company shall terminate upon the occurrence of any of the following: (i) the written consent of the Member to dissolve the Company and the filing of a certificate of dissolution pursuant to the Act; (ii) the sale of all or substantially all of the assets owned by the Company and the collection of all of the net proceeds therefrom or (iii) the entry of a decree of judicial dissolution pursuant to the Act.

          (b) Liquidation. In the event of the termination of the Company, the Member shall within a reasonable period of time prepare, or cause to be prepared, a full and accurate statement of the Company's assets and liabilities and results of operations since the last previous statement, convert the Company's assets to cash, collect all amounts due the Company, including amounts owed by the Member, discharge the debts of the Company and then cause all remaining funds to be distributed to the Member.

     13. Miscellaneous.

          (a) Amendments. Amendments to this Agreement shall become effective only upon the execution of a written instrument describing such amendments signed by the Member.

          (b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

          (c) Headings. The headings herein have been included for convenience of reference only and shall not be considered in interpreting this Agreement.

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          (d) Integration. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof and shall supersede all oral agreements and prior writings with respect to the subject matter hereof.

          (e) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Member and its successors and assigns.

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     IN WITNESS WHEREOF, the Member has executed this Agreement as of the day and year first above written.

                                          NUTRISYSTEM.COM INC.


                                          By: /s/ Brian D. Haveson
                                              -------------------------
                                                  Brian D. Haveson
                                                  President

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